UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 26, 2006

BIOSITE INCORPORATED

(Exact name of registrant as specified in charter)

Delaware	000-21873	33-0288606
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification No.)
incorporation)

9975 Summers Ridge Road
San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 805-2000

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On April 26, 2006, we revised our cash compensation arrangements for non-employee members of our board of directors. The revised arrangements are retroactively effective to April 1, 2006. Under the revised arrangements, each of our non-employee directors will receive an annual retainer payment of $12,000 payable in a single lump sum and an additional $20,000 payable in equal quarterly installments during such director’s period of service. In addition, under the revised arrangements, each member of our Audit Committee will receive an annual cash payment of $12,000 for such member’s service on such committee, with payments to be made in equal quarterly installments during such member’s period of service. Consistent with our current practice, each member of our Compensation Committee and Governance and Nominating Committee will continue to receive an annual cash payment of $9,000 and $3,000 for such member’s service on each respective committee, with payments to be made in equal quarterly installments during such member’s period of service.

Consistent with our current practice and our 1996 Stock Incentive Plan, our non-employee directors may elect to defer their fees until termination of their service. Upon such election, such fees are deemed invested in our common stock and are paid in cash in a lump sum or installments as determined by us. We will also continue to reimburse our non-employee directors for their expenses incurred in attending meetings of our board of directors and its committees, in accordance with our standard reimbursement policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSITE INCORPORATED

Date: May 1, 2006	By:	/s/ Christopher J. Twomey
Christopher J. Twomey
Senior Vice President, Finance
and Chief Financial Officer